Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

LM FUNDING AMERICA, INC.

LM Funding America, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

1.The name of the Corporation is LM Funding America, Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 20, 2015, as amended on August 7, 2015 (the “Original Certificate”).

2.This Certificate of Amendment to the Certificate of Incorporation of the Corporation (this “Amendment”) was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware (“DGCL”).

3. The amendment to the existing Certificate of Incorporation being effected hereby is as follows:  Article “FOURTH” of the Original Certificate shall be and is hereby amended by adding the following paragraphs to the end thereof as a new Article IV, Section 3:

 “Reverse Stock Split. Without regard to any other provision of this Certificate of Incorporation, effective at 12:01 a.m., eastern time, on Tuesday, October 16, 2018 (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each ten (10) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the product of the closing sales price of the Common Stock on the Nasdaq Capital Market on October 15, 2018 and the amount of the fractional share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

4.Except as specifically set forth herein, the remainder of the Original Certificate will not be amended, modified or otherwise altered.

5.The effective time and date of the amendment herein certified shall be 12:01 a.m., October 16, 2018.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by the undersigned duly authorized officer of the Corporation this 15th day of October, 2018.

LM FUNDING AMERICA, INC.

By:  /s/  Bruce Rodgers

Name:  Bruce Rodgers

Title:    Chief Executive Officer

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

LM Funding America, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.The name of the corporation is LM Funding America, Inc. (the “Corporation”).

2.That a Certificate of Amendment to the Certificate of Incorporation was filed by the Secretary of State of Delaware on September 5, 2018, and that said Certificate of Amendment requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.The inaccuracy or defect of said Certificate of Amendment is:

Due to clerical error, the word “shall” was inadvertently misspelled as “shale” in the amendment set forth in paragraph 3 of such Certificate Amendment.

4.The Certificate of Amendment is corrected to read as follows:

a.Delete Section 1 of Article IV in its entirety and to substitute in its place the following:

“SECTION 1.The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Thirty-Five Million (35,000,000) shares, consisting of Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) and Thirty Million (30,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed this 7th day of September, 2018.

By:/s/ Bruce M. Rodgers

      Bruce M. Rodgers, Chief Executive Officer

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
LM FUNDING AMERICA, INC.

LM Funding America, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

1. The name of the Corporation is LM Funding America, Inc. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 20, 2015, as amended on August 7, 2015.

2. This Certificate of Amendment to the Certificate of Incorporation was duly authorized and adopted by the Corporation's Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company's Certificate of Incorporation, as amended.

3. The amendment to the existing Certificate of Incorporation being effected hereby is as follows:

a. Delete Section 1 of Article IV in its entirety and to substitute in its place the following:

"SECTION 1. The aggregate number of shares of all classes of capital stock which the Corporation shale have the authority to issue is Thirty-Five Million (35,000,000) shares, consisting of Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) and Thirty Million (30,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”).”

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted and authorized by resolution of the board of directors of the Corporation and by the written consent without a meeting of the stockholders of the Corporation in accordance with the provision of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, has executed this Certificate of Amendment this 4th day of September, 2018.

LM FUNDING AMERICA, INC.

/s/ Bruce M. Rodgers
Bruce M. Rodgers, Chief Executive Officer

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